Exhibit 99.1

GAYLORD ENTERTAINMENT

SECOND QUARTER 2012 PRELIMINARY RESULTS

—Gaylord Hotels Total Revenues Increased Approximately 6.8 Percent—

—Gaylord Hotels Revenue per Available Room Increased Approximately 7.5 Percent –

—Gaylord Hotels Net Advance Group Bookings for all Future Years Increased Approximately 79.1 Percent—

NASHVILLE, TENN. (July 26, 2012) – Gaylord Entertainment Co. (NYSE: GET) today announced preliminary results for the quarter ended June 30, 2012. Consolidated revenues increased an estimated 6.9 percent to approximately $253.2 million in the second quarter of 2012, and Gaylord Hotels total revenues increased an estimated 6.8 percent to approximately $233.0 million in the second quarter of 2012, each compared to the second quarter of 2011. Gaylord Hotels revenue per available room1 (“RevPAR”) increased an estimated 7.5 percent in the second quarter of 2012 and Gaylord Hotels total revenue per available room2 (“Total RevPAR”) increased an estimated 6.7 percent in the second quarter of 2012, each compared to the second quarter of 2011. Income from continuing operations was approximately $9.0 million, or $0.17 per fully diluted share (based on 53.2 million weighted average shares outstanding) in the second quarter of 2012. Consolidated Cash Flow3 (“CCF”) increased an estimated 2.0 percent to approximately $64.0 million in the second quarter of 2012 compared to the prior-year quarter. CCF in the second quarter of 2012 included approximately $3.4 million of costs related to the process to explore opportunities for the Company to unlock shareholder value. CCF in the second quarter was also negatively impacted by a gas explosion on June 19, 2012 at Gaylord Opryland Resort and Convention Center which resulted in a profitability loss of approximately $1.3 million. The Company is pursuing a business interruption claim related to this explosion. Gaylord Hotels CCF increased an estimated 8.3 percent in the second quarter of 2012 to approximately $74.4 million compared to the prior-year quarter. Gaylord Hotels CCF Margin3 increased an estimated 40 basis points to approximately 31.9 percent in the second quarter of 2012 compared to the same period last year.

Gaylord Hotels gross advance group bookings in the second quarter of 2012 for all future periods were approximately 592,000 room nights, an increase of 45.7 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the second quarter of 2012 for all future periods were approximately 486,000 room nights, an increase of approximately 79.1 percent compared to the same period last year.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our business again performed well this quarter, highlighted by our strong bookings results and occupancy levels. We booked over 486,000 net room nights in the second quarter, an increase of approximately 79.1 percent from the same period last year. On a gross room night basis, we booked over 592,000 room nights, an approximately 45.7 percent increase from the second quarter in 2011. This performance is a promising indication that group bookings are continuing to strengthen, and a testament to the value groups and meeting planners recognize in our unique properties and the experience we provide.

“We achieved an occupancy level of just over 79.0 percent in the second quarter, a nearly six percentage point increase over the second quarter last year. Along with increases in outside-the-room spending, our occupancy results helped drive solid revenue growth of nearly 7.0 percent in the second quarter. This translated into a RevPAR increase of 7.5 percent and a Total RevPAR increase of 6.7 percent. Despite incurring approximately $3.4 million in costs during the second quarter related to our process of exploring opportunities for our company to unlock shareholder value, we remain focused on driving cost efficiencies throughout our business, evidenced by the profitability growth we delivered, as our Gaylord Hotels CCF Margin increased 40 basis points.

“Following our review of various options to unlock shareholder value, we remain confident that the previously announced REIT structure represents the best pathway to realize the long-term value of our business and to position our company for future growth. We are also thrilled to be partnering with Marriott, an organization that consistently receives the industry’s highest praise among group customers and meeting planners and shares our commitment to provide a distinctive guest experience. The collaboration with Marriott is going extremely well and the conversion process is progressing according to our previously announced timeline. As such, we remain on schedule to complete the anticipated management transfer in October of 2012.”

Gaylord will report its full second quarter 2012 results before the market opens on Tuesday, August 7, 2012. Management will hold a conference call to discuss the quarter’s results and the company’s outlook at 10:00 a.m. ET on the same day. This call is being web cast by CCBN and can be accessed at Gaylord Entertainment’s Investor Relations Web site at http://ir.gaylordentertainment.com.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Marriott sale transaction, the Company’s expectation to elect REIT status, the timing and effect of that election, the amount of conversion or other costs relating to the transactions, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing our indebtedness prior to its various maturities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to successfully operate its hotels, the failure to receive on a timely basis or otherwise the required approvals of the Company’s stockholders or the private letter ruling from the Internal Revenue Service, the Company’s ability to elect and qualify for REIT status and the timing and effect(s) of that election, the Company’s ability to remain qualified as a REIT, the timing and amount of the special distribution of the Company’s accumulated earnings and profits, the Company’s and Marriott’s ability to consummate the Marriott sale transaction, operating costs and business disruption may be greater than expected, and the

Company’s ability to realize cost savings and revenue enhancements form the proposed REIT conversion and the Marriott sale transaction. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval. Granite Hotel Properties, Inc. (“Granite”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a preliminary proxy statement of Gaylord Entertainment Company (“Gaylord”) and a prospectus of Granite which describes our plans to qualify as a REIT for federal income tax purposes following the consummation of our transaction with Marriott International, Inc., and the contemplated merger of Gaylord with and into Granite to facilitate the REIT election. The registration statement has not yet become effective. Notice of a special meeting and a definitive proxy statement/prospectus will be mailed to stockholders of Gaylord who hold shares Gaylord common stock on the record date to be determined by the Company. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND REIT CONVERSION. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov under the registrant’s name of Granite Hotel Properties, Inc. In addition, stockholders may obtain free copies of the documents by sending a written request to the Gaylord’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Interests of Participants

Gaylord and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Gaylord’s stockholders in connection with the proposed merger and REIT conversion. Information regarding Gaylord’s directors and executive officers is set forth in Gaylord’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and REIT conversion is contained in the proxy statement/prospectus filed by Granite with the SEC.

1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which represents operating income, excluding the impact of depreciation, amortization, preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income (loss) is attached as part of this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~	~or~

Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

PRELIMINARY FINANCIAL RESULTS RECONCILIATION

Unaudited

(in thousands, except operating metrics)

Consolidated Cash Flow (“CCF”) reconciliation - preliminary:	Three Months Ended Jun. 30,
	2012		2011
	$	Margin	$	Margin
Consolidated
Revenue	$253,229	100.0%	$236,775	100.0%

Net income (loss)	$8,954	3.5%	$8,637	3.6%
(Income) loss from discontinued operations, net of taxes	19	0.0%	(4)	0.0%
Provision for income taxes	11,314	4.5%	4,799	2.0%
Other (gains) and losses, net	—	0.0%	(141)	-0.1%
Income from unconsolidated companies	(109)	0.0%	(152)	-0.1%
Interest expense, net	11,430	4.5%	18,061	7.6%

Operating income	31,608	12.5%	31,200	13.2%
Depreciation & amortization	30,254	11.9%	29,271	12.4%

Adjusted EBITDA	61,862	24.4%	60,471	25.5%
Preopening costs	8	0.0%	41	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.6%
Stock option expense	749	0.3%	798	0.3%
Other gains and (losses), net	—	0.0%	141	0.1%
(Gain) loss on sales of assets	—	0.0%	(141)	-0.1%

CCF	$64,045	25.3%	$62,763	26.5%

Hospitality segment
Revenue	$233,047	100.0%	$218,173	100.0%
Operating income	46,415	19.9%	41,672	19.1%
Depreciation & amortization	26,346	11.3%	25,291	11.6%
Preopening costs	8	0.0%	41	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%
Stock option expense	185	0.1%	252	0.1%
Other gains and (losses), net	—	0.0%	138	0.1%
(Gain) loss on sales of assets	—	0.0%	(138)	-0.1%

CCF	$74,380	31.9%	$68,709	31.5%